Exhibit 5.1

1000 Jackson Street 419.241.9000 Toledo, Ohio 43604-5573 419.241.6894 fax www.slk-law.com

May 17, 2018

Welltower Inc.

4500 Dorr Street

Toledo, Ohio 43615

Re:	WELLTOWER INC.

Registration Statement on Form S-3

Sixth Amended and Restated Dividend Reinvestment and Stock Purchase Plan

Ladies and Gentlemen:

We have acted as counsel to Welltower Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 15,000,000 shares of the Company’s common stock, par value $1.00 per share (the “Shares”), available for issuance under the Company’s Sixth Amended and Restated Dividend Reinvestment and Stock Purchase Plan (the “Plan”).

In connection with the following opinion, we have examined and have relied upon copies of the Second Restated Certificate of Incorporation of the Company, as amended, the Fifth Amended and Restated By-Laws of the Company, the Registration Statement, the Plan, the resolutions of the Board of Directors of the Company relating to the Plan and the issuance and sale of the Shares, and such other documents, records, certificates, statements and instruments as we have deemed necessary and appropriate to render the opinion herein set forth. As to questions of fact material to the opinion, we have relied without independent check or verification upon certificates and comparable documents of public officials and officers and representatives of the Company and statements of fact contained in the documents we have examined. In our examination and in rendering our opinion contained herein, we have assumed the genuineness of all signatures of all parties and the authenticity of all corporate records, documents, agreements, instruments and certificates submitted to us as originals and the conformity to original documents and agreements of all documents and agreements submitted to us as conformed, certified or photostatic copies.

Based upon, subject to and limited by the foregoing, it is our opinion that the Shares, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

May 17, 2018

The opinion expressed herein is limited to the laws of the State of Ohio and the Delaware General Corporation Law (including all applicable Delaware statutory provisions and reported judicial decisions interpreting the foregoing). No opinion is expressed or implied with respect to the laws of any other jurisdiction or any legal matter not expressly contained in the third paragraph hereof. We assume no obligation to update or supplement this opinion to reflect a change in any applicable laws, regulations or administrative or judicial interpretations after the date hereof or any fact or circumstance that may come to our attention after the date hereof.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein under the caption “Validity of Securities.” Such consent, however, is not an admission that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Shumaker, Loop & Kendrick, LLP

SHUMAKER, LOOP & KENDRICK, LLP